Exhibit (a)(5)(H)

For Immediate Release

July 27, 2010

SAP Completes Tender Offer for Shares of Sybase, Inc.

WALLDORF, Germany — July 27, 2010 — SAP AG (NYSE: SAP) today announced the completion of the cash tender offer for all outstanding shares of common stock of Sybase, Inc., by Sheffield Acquisition Corp., a wholly-owned subsidiary of SAP, which expired at 9:00 p.m., New York City time on Monday, July 26, 2010. American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has indicated that, as of the expiration of the tender offer 80,929,717 shares of common stock of Sybase had been tendered into and not properly withdrawn from the tender offer (including 9,293,901 shares of common stock tendered pursuant to the guaranteed delivery procedures). These shares represent approximately 92.1% percent of Sybase’s outstanding shares of common stock, or 91.8% percent on a fully diluted basis (as determined pursuant to the previously announced merger agreement between SAP America, Sheffield Acquisition Corp. and Sybase). All Sybase shares that were validly tendered into the offer and not properly withdrawn have been accepted for payment.

SAP also announced that it intends to effect a short-form merger under Delaware law as promptly as practicable, without the need for a meeting of Sybase stockholders. As a result of the merger, the remaining Sybase stockholders (other than those who properly exercise appraisal rights under Delaware law) will receive the same $65.00 per share price, without interest and subject to any required withholding of taxes, that was paid in the tender offer. After the merger, Sybase will be a wholly owned subsidiary of SAP America, and Sybase shares will cease to be traded on the NYSE.

About SAP

SAP is the world’s leading provider of business software(*), offering applications and services that enable companies of all sizes and in more than 25 industries to become best-run businesses. With more than 102,500 customers in over 120 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE, under the symbol “SAP.” For more information, visit www.sap.com.

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(*)	SAP defines business software as comprising enterprise resource planning, business intelligence, and related applications.

Additional Information and Where to Find It

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents), which was filed by SAP, SAP America, Inc. and Sheffield Acquisition Corp. with the U.S. Securities and Exchange Commission (the “SEC”) on May 26, 2010. In addition, on May 26, 2010, Sybase filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC related to the tender offer. Stockholders of Sybase are strongly advised to read the tender offer statement and the related solicitation/recommendation statement, and all amendment thereto, because they contain important information that stockholders should consider before making any decision regarding tendering their shares. The tender offer statement and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of Sybase at no expense to them. These documents are available at no charge on the SEC’s website at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing a request by mail to the information agent for the tender offer, Mackenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or by calling toll-free (800) 322-2885.

Follow SAP on Twitter at @sapnews.

For more information, press only:

Christoph Liedtke, SAP, +49 (6227) 7-50383, christoph.liedtke@sap.com, CET

Jim Dever, SAP, +1 (610) 661-2161, james.dever@sap.com, EDT

Mark Wilson, Sybase, +1 (925) 236-4891, mark.wilson@sybase.com, PDT

For more information, financial community only:

Stefan Gruber, SAP, +49 (6227) 7-44872, investor@sap.com, CET

Martin Cohen, SAP, +1 (212) 653-9619, investor@sap.com, EDT

Charlie Chen, Sybase, +1 (925) 236-6015, charlie@sybase.com, PDT

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction and the ability of the parties to complete the transaction. Sybase is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to SAP are intended to identify such forward-looking statements. SAP undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect SAP’s future financial results are discussed more fully in SAP’s filings with the U.S. Securities and Exchange Commission (“SEC”), including SAP’s most recent Annual Report on Form 20-F filed with the SEC. Statements regarding the expected date of closing of the merger are forward-looking statements and are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

Copyright © 2010 SAP AG. All rights reserved.

SAP, R/3, mySAP, mySAP.com, xApps, xApp, SAP NetWeaver and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries all over the world. All other product and service names mentioned are the trademarks of their respective companies. Data contained in this document serve informational purposes only. National product specifications may vary.